Exhibit 4.98
Dated     21 December 2018
TOP SHIPS INC.
(as Guarantor)
- and -
XIANG T89 HK INTERNATIONAL SHIP LEASE CO., LIMITED
(as Owner)
GUARANTEE

Hong Kong

CONTENTS
Clause	Page

1	DEFINITIONS AND CONSTRUCTION	1

2	GUARANTEE AND INDEMNITY	3

3	GUARANTEE PERIOD	7

4	PAYMENTS AND TAXES	7

5	REPRESENTATIONS AND WARRANTIES	8

6	UNDERTAKINGS	11

7	SET-OFF	13

8	BENEFIT OF THIS GUARANTEE	13

9	NOTICES AND OTHER MATTERS	13

10	GOVERNING LAW AND JURISDICTION	15

EXECUTION PAGE		17

THIS GUARANTEE (this “Guarantee”) is dated    21 December 2018   and made
BETWEEN:
1.
TOP SHIPS INC., a company incorporated under the laws of the Republic of Marshall Islands with its registered address at Trust Company Complex, Ajeltake Road, Majuro, Marshall Islands NH96960 (the “Guarantor”); and

2.
XIANG T89 HK INTERNATIONAL SHIP LEASE CO., LIMITED, a company incorporated under the laws of Hong Kong with its registered address at 1/F., Far East Consortium Building, 121 Des Voeux Road Central, Hong Kong (the “Owner”) which expression includes its successors in title, permitted assigns and permitted transferees.

WHEREAS:
(A)
By a bareboat charterparty dated 21 December 2018 (the “Bareboat Charterparty”) and made between the Owner and MONTE CARLO LAX SHIPPING COMPANY LIMITED (the “Charterer”), the Owner has agreed to let and the Charterer has agreed to take one m.t. “NORD VALIANT” on demise charter upon the terms and conditions therein mentioned.

(B)	As a condition precedent to the Bareboat Charterparty, the Guarantor has granted this Guarantee in favour of the Owner.
IT IS AGREED as follows:
1	DEFINITIONS AND CONSTRUCTION
1.1	Defined expressions
Words and expressions whose meanings are defined in the Bareboat Charterparty shall, unless the context otherwise requires, have the same meanings where used in this Guarantee.
1.2	Definitions
In this Guarantee, unless the context otherwise requires:
“Collateral Instruments” means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments and guarantees relating to any indebtedness or liabilities of the Charterer or any other person liable and includes any documents or instruments creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind.
“GAAP” means general accepted accounting principles as effective from time to time in the United States of America.
“Guarantee” includes each separate or independent stipulation or agreement by the Guarantor contained in this Guarantee.
“Guaranteed Liabilities” means any and all indebtedness, obligations and liabilities (whether actual or contingent, whether as principal, surety or otherwise, whether now existing or hereafter arising, whether or not for the payment of money, and including, without limitation, any obligation or liability to pay damages) of the Security Parties owing and/or payable to the Owner under the Transaction Documents.
“Guarantee Period” means the period beginning on the date of this Guarantee and ending on the date on which all the Guaranteed Liabilities and all obligations (whether actual or contingent) under or in connection with this Guarantee have been unconditionally and irrevocably paid and discharged in full.
“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money.
“Pertinent Jurisdiction” means the Republic of Marshall Islands or any jurisdiction in which or where the Guarantor is resident, is domiciled, established, incorporated, organized, have a permanent establishment, carries on, or has a place of business or is otherwise howsoever effectively connected.
“Required Authorisation” means any authorisation, consent, declaration, licence, permit, exemption, approval or other document, whether imposed by or arising in connection with any law, regulation, custom, contract, security or otherwise howsoever which must be obtained at any time from any person, government entity or central bank or other self-regulating or supra-national authority in order to enable the Guarantor to lawfully and continuously continue its corporate existence and/or perform all its obligations whatsoever whensoever arising and/or grant security under the relevant Transaction Documents and/or to ensure the continuous validity and enforceability thereof.
“Restricted Party” means a person or entity that is (i) listed on any Sanctions List; (ii) a national of, located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under Iran; or (iii) otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).
“Sanctions” means the economic sanction laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States; (ii) the United Nations; (iii) the European Union or its Member States, including, without limitation, the United Kingdom; (iv) the People’s Republic of China, or (v) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of state and Her Majesty’s Treasury (“HMT”); (together, the “Sanctions Authorities”).
“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by the OFAC, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.
1.3	Construction
In this Guarantee, unless the context otherwise requires:
1.3.1	clause headings and the index are inserted for convenience of reference only and shall be ignored in the construction of this Guarantee;

1.3.2	the rules of interpretation contained in the Bareboat Charterparty shall apply mutatis mutandis to the construction of this Guarantee;
1.3.3
references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any government entity, central bank or any self-regulatory or other supra-national authority;

1.3.4	references to any person in or party to this Guarantee shall include reference to such person’s lawful successors and assigns and references to the Owner shall also include a transferee;
1.3.5
references to a “guarantee” include references to an indemnity or any other kind of assurance whatsoever (including, without limitation, any kind of negotiable instrument, bill or note) against financial loss or other liability including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.3.6
a certificate by the Owner as to any amount due or calculation made or any matter whatsoever determined in connection with this Guarantee shall be conclusive and binding on the Guarantor except for manifest error;

1.3.7
if any document, term or other matter or thing is required to be approved, agreed or consented to by the Owner such approval, agreement or consent must be obtained in writing unless the contrary is stated; and

1.3.8	time shall be of the essence in respect of all obligations whatsoever of the Guarantor under this Guarantee, howsoever and whensoever arising.
1.4	Third party rights
A person who is not a party to this Guarantee shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Guarantee.
2	GUARANTEE AND INDEMNITY
2.1	Guarantor as principal debtor; indemnity
2.1.1	The Guarantor irrevocably and unconditionally:
(a)
guarantees to the Owner the due and punctual observance and performance of all the obligations of the Security Parties under the Transaction Documents and the due and punctual payment of all the Guaranteed Liabilities; and

(b)
undertakes with the Owner that whenever any Security Party does not pay any amount of the Guaranteed Obligations when due, the Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(c)
indemnifies the Owner immediately on demand against any cost, loss or liability suffered by the Owner if any obligation guaranteed by it (or anything which would have been an obligation if not unenforceable, invalid or illegal) is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Owner would otherwise have been entitled to recover.
2.2	No security taken by Guarantor
The Guarantor warrants to the Owner that it has not taken or received, and undertakes, for so long as this Guarantee remains in force, not to take or receive the benefit of any security from the Charterer or any other person in respect of or extending to the Guaranteed Liabilities.
2.3	Interest
Any amount due to the Owner under this Guarantee shall bear interest from the date of demand until actual payment (both before and after judgment) at the rate of 2% per annum. Any interest payable under this Guarantee shall accrue from day to day and shall be calculated on the actual number of days on the basis of a year of three hundred and sixty (360) days and shall be compounded at such intervals as the Owner shall determine and shall be payable upon demand.
2.4	Continuing security and other matters
This Guarantee is a continuing security and shall:
2.4.1	secure the ultimate balance of the Guaranteed Liabilities from time to time owing to the Owner by any Security Party notwithstanding any settlement of account or other matter whatsoever;
2.4.2	be in addition to and shall not merge with or otherwise prejudice or affect any present or future Collateral Instrument, right or remedy now or hereafter held by or available to the Owner; and
2.4.3
not be in any way prejudiced or affected by the existence of any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Owner dealing with, exchanging, varying or failing to perfect or enforce any of the same or giving time for payment or indulgence or compounding with any other person liable.

2.5	Waiver of Defences
2.5.1
The Guarantor acknowledges and agrees that none of the Guaranteed Liabilities shall be reduced, released or otherwise howsoever adversely affected by any circumstances, event, action, matter or thing whatsoever, howsoever arising, including, without limitation:

(a)	any renewal, variation, determination or increase in any accommodation or credit given by the Owner to any Security Party;
(b)	any time or waiver granted to or composition with any Security Party or any other person;
(c)
any variation, extension, release, discharge, compromise, dealing with, exchange or renewal of any right or remedy which the Owner may now or hereafter have from or against any Security Party and any other person in respect of any of the obligations and liabilities of any Security Party and any other person;

(d)	any act or omission by the Owner or any other person in taking up, perfecting or enforcing any security or guarantee from or against any Security Party and any other person;
(e)
the administration, insolvency, bankruptcy, liquidation, winding-up, incapacity, limitation, disability or the discharge by operation of law of any Security Party or any change in the constitution, name and style of any Security Party or any other person; or

(f)
any invalidity, irregularity, unenforceability, act or omission which might have discharged or affected the liability of the Guarantor had it been a mere surety in respect of the Guaranteed Liabilities or by anything done or omitted by any person which but for this provision might operate to exonerate or discharge the Guarantor or otherwise reduce or extinguish its liability under this Guarantee.

2.5.2
Without prejudice to the generality of Clause 2.5.1, the Guarantor expressly confirms that it intends that its obligations under this Guarantee and the guarantee and indemnity contained in it shall extend from time to time any variation, increase, extension or addition (in each case, however fundamentally) of or to any Transaction Document.

2.6	Additional Security
This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Owner.
2.7	Collateral Instruments
It shall not be obliged to make any claim or demand on any Security Party or to resort to any Collateral Instrument or other means of payment now or hereafter held by or available to it before enforcing this Guarantee and no action taken or omitted by the Owner in connection with any such Collateral Instrument or other means of payment shall discharge, reduce, prejudice or affect the liability of the Guarantor under this Guarantee nor shall the Owner be obliged to apply any money or other property received or recovered in consequence of any enforcement or realisation of any such Collateral Instrument or other means of payment in reduction of the Guaranteed Liabilities.
2.8	Non-Competition
Until all the Guaranteed Liabilities have been irrevocably paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement) the Guarantor shall not by virtue of any payment made, security realised, or monies received for or on account of the Guarantor’s liability hereunder:
2.8.1	be subrogated to any rights, security or monies held, received or receivable by the Owner or be entitled to any right of contribution;
2.8.2
be entitled and shall not claim to rank as creditor against the assets or in the bankruptcy or liquidation of any Security Party in competition with the Owner or from any other person liable or demand or accept any Collateral Instrument in respect of the same or dispose of the same;

2.8.3	take any step to enforce any right against any Security Party or any other person liable in respect of any Guaranteed Liabilities; or

2.8.4
claim any set off or counterclaim against any Security Party or any other person liable or claim or prove in competition with the Owner in the liquidation of any Security Parties or any other person liable or have the benefit of, or share in, any payment from or composition with, any Security Party or any other person liable or any other Collateral Instrument now or hereafter held by the Owner for any Guaranteed Liabilities or for the obligations or liabilities of any other person liable but so that, if so directed by the Owner, it will prove for the whole or any part of its claim in the liquidation of any Security Party or any other person liable on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Owner and applied in or towards discharge of the Guaranteed Liabilities in such manner as the Owner shall deem appropriate.

2.9	Suspense accounts
Any money received in connection with this Guarantee may be placed and kept to the credit of a suspense account for so long as the Owner thinks fit, without any obligation to apply any part towards the discharge of any Guaranteed Liabilities. Notwithstanding any such payment in any proceedings in (or analogous to) bankruptcy, liquidation, administration, composition or arrangement the Owner may prove for and agree to accept any dividend or composition in respect of the whole or any part of the Guaranteed Liabilities as if this Guarantee had not been given.
2.10	New accounts
If for any reason this Guarantee ceases to be a continuing guarantee for the Owner, the Owner may either continue any then existing account(s) with the Guarantor or open one or more new accounts for the Guarantor, but in any such case the Guarantor’s obligations under this Guarantee shall remain unaffected by, and be calculated without regard to, any payment into and out of any such account after this Guarantee has ceased to be a continuing guarantee.
2.11	Settlements conditional
Any release, discharge or settlement between any of the Guarantor and the Owner shall be conditional upon no security, disposition or payment to the Owner by any Security Party or any other person liable being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or administration or for any other reason whatsoever and if such condition shall not be fulfilled the Owner shall be entitled to enforce this Guarantee subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.
2.12	Guarantor to pay and deliver up certain property
If, contrary to clauses 2.2, 2.8 or otherwise, the Guarantor takes or receives the benefit of any Security Interest or receives or recovers any money or other property, from any Security Party such Security Interest, money or other property shall be held on trust for the Owner and shall be delivered or paid, as appropriate to the Owner on demand.
2.13	Retention of this Guarantee
Any discharge, releases or reassignment by the Owner of any of the security constituted by, or any of the obligation of the Charterer contained in, any of the Transaction Documents shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation by any law. GUARANTEE PERIOD
This Guarantee shall remain in full force and effect as a continuing guarantee for the duration of the Guarantee Period.
3	PAYMENTS AND TAXES
3.1	Time for payment
All amounts payable by the Guarantor under or pursuant to this Guarantee shall be paid to such accounts at such banks as the Owner may from time to time direct to the Guarantor in US$ in same day funds for immediate value. Payment shall be deemed to have been received by the Owner on the date on which the Owner receives authenticated advice of receipt, unless that advice is received by the Owner on a day other than a Banking Day or at a time of day (whether on a Banking Day or not) when the Owner in its discretion considers that it is impossible or impracticable for the Owner to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Owner on the Banking Day next following the date of receipt of advice by the Owner.
3.2	No set-off or counter claim
All payments to be made by the Guarantor pursuant to this Guarantee shall, subject only to Clause 3.3, be made free and clear of and without deduction for or on account of any taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.
3.3	Grossing up for Taxes
If at any time any law requires (or is interpreted to require) the Guarantor to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Guarantor will promptly notify the Owner and, simultaneously with making that payment, will pay to the Owner whatever additional amount (after taking into account any additional taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the Owner receives a net sum equal to the sum which it would have received had no deduction or withholding been made. If at any time the Guarantor is required by law to make any deduction or withholding from any payment to be made by it, the Guarantor will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty days after making that payment, deliver to the Owner an original receipt issued by the relevant authority, or other evidence acceptable to the Owner, evidencing the payment to that authority of all amounts required to be deducted or withheld.
3.4	Currency Indemnity
If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Guarantor or the liquidation of the Guarantor or for any other reason whatsoever, any payment under or in connection with this Guarantee is made or falls to be made in a currency (the “payment currency”) other than the currency in which such payment is due under or in connection with this Guarantee (the “contractual currency”) then to the extent that the amount of such payment actually received by the Owner, when converted into the contractual currency at the rate of exchange, falls short of the amount due under or in connection with this Guarantee, the Guarantor, as a separate and independent obligation, shall indemnify and hold harmless the Owner against the amount of such shortfall. For the purpose of this Clause “rate of exchange” means the rate at which the Owner is able on or about the date of such payment to purchase the contractual currency with the payment currency and shall take into account any premium and other costs of exchange with respect thereto.
4	REPRESENTATIONS AND WARRANTIES
4.1	Continuing Representations and Warranties
The Guarantor represents and warrants on the date of this Guarantee that:
4.1.1
Due incorporation

the Guarantor is duly incorporated and validly existing under the laws of its jurisdiction and incorporation, has the power to own its assets and carry on its business as it is being conducted;

4.1.2
Insolvency

the Guarantor is not insolvent or in bankruptcy or subject to any other insolvency procedure, and no receiver, trustee or analogous officer has been appointed in respect of the Guarantor or all or any part of its assets;

4.1.3
Power to guarantee

the Guarantor has the power to execute, deliver and perform its obligations under, and has taken all necessary action (corporate or otherwise) to authorise its execution, delivery and performance of, this Guarantee; no limit on the powers of the Guarantor will be exceeded as a result of the borrowing, grant of security, or giving of guarantees or indemnities contemplated by this Guarantee;

4.1.4
Binding obligations

this Guarantee has been duly executed and delivered by the Guarantor and the obligations expressed to be assumed by the Guarantor in this Guarantee are valid, legal, binding and enforceable obligations;

4.1.5	No conflict with other obligations
the execution and delivery of, the performance of its obligations under, and compliance with the terms of this Guarantee by the Guarantor will not:
(a)	contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Guarantor is subject; or
(b)
conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Guarantor is a party or is subject or by which it or any of its assets is bound; or

(c)	contravene or conflict with any provision of any articles of association, articles of incorporation, by-laws, statutes or other constitutional documents of the Guarantor; or

(d)
result in the creation or imposition of or oblige the Guarantor to create any Security Interest, other than as permitted by the Owner on any of the undertakings, assets, rights or revenues of the Guarantor;

4.1.6	Validity and admissibility in evidence
all consents and authorisations required or desirable:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Guarantee;
(b)	to ensure that the obligations expressed to be assumed by it in this Guarantee are valid, legally binding and enforceable; and
(c)	to make this Guarantee admissible in evidence in the jurisdiction of its incorporation, have been obtained or effected and are in full force and effect;
4.1.7	No litigation
no proceedings are current, pending or threatened against the Guarantor or its assets which could have a material adverse effect on the business, assets or financial condition of the Guarantor;
4.1.8	Financial statements correct and complete
the latest financial statements of the Guarantor, and the consolidated financial statements of the Guarantor in respect of the relevant financial year shall be delivered to the Owner in accordance with Clause 5.1.7. Such statement represents and will represent that as at the end of such financial period to which the relevant financial statements relate, the Guarantor will not have had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements and, further, each set of financial statements delivered to the Owner pursuant to the terms of this Guarantee shall fairly represent its financial condition as at the date as at which those financial statements were drawn up and that each set of financial statements delivered is prepared using GAAP;
4.1.9	Sanctions
no Security Party is a Restricted Party nor has any Security Party or any of their respective directors, officers or employees or any person acting on their behalf received notice or are aware of any claim, action, suit, proceeding or investigation against any of them with respect to Sanctions by a Sanctions Authority;
4.1.10	Registration Requirements
it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Guarantee that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to this Guarantee and this Guarantee is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;

4.1.11	Choice of law
the choice of English law to govern this Guarantee and the submission herein by the Guarantor to the English arbitration and performance of associated obligations are valid and binding;
4.1.12	No immunity
neither the Guarantor nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding;
4.1.13	Consents obtained
all Required Authorisations have been obtained and remain in full force and effect and the Guarantor is not aware of any event or circumstance which could reasonably be expected to adversely affect the right of the Guarantor to hold and/or obtain renewal of any such Required Authorisations;
4.1.14	Pari passu
the obligations of the Guarantor under this Guarantee are its direct, general and unconditional obligations ranking at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Guarantor; and
4.1.15	Default lists
the Guarantor is not on any caution list or list of defaulters of any credit information company or under investigation by any investigation/ enforcement agency or regulatory body.
4.2	Initial Representations and Warranties
The Guarantor further represents and warrants that:
4.2.1	No default under other Indebtedness
the Guarantor is not (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or any combination thereof be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;
4.2.2	Information
all information whatsoever provided by the Guarantor to the Owner in connection with the negotiation and preparation of this Guarantee is true and accurate in all material respects and not misleading, does not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;
4.2.3	No withholding Taxes
no Taxes anywhere are imposed howsoever by withholding or otherwise on any payment to be made by the Guarantor under this Guarantee or are imposed on or by virtue of the execution or delivery by the Guarantor of this Guarantee or any other document or instrument to be executed or delivered under this Guarantee; and

4.2.4	No Default
no Default has occurred.
4.3	Repetition of Representations and Warranties
On each day from the date of this Guarantee until all monies due or owing by any Security Party under the Transaction Documents and/or by the Guarantor under this Guarantee have been paid in full, the Guarantor shall be deemed to repeat the representations and warranties in Clause 4.1 as if made with reference to the facts and circumstances existing on each such day.
5	UNDERTAKINGS
5.1	General
The Guarantor undertakes that, from the date of this Guarantee and so long as any monies are owing under this Guarantee, it will:
5.1.1	Compliance with laws
comply in all respects with all laws to which it may be subject, if failure so to comply would have a Material Adverse Effect;
5.1.2	Sanctions
guarantee and undertake from the date of this Guarantee, neither it nor any company that is directly or indirectly owned and controlled by the Guarantor is a Restricted Party;
5.1.3	Notice of Termination Event
promptly notify the Owner as soon as the Guarantor becomes aware of a Termination Event in the Bareboat Charterparty or any occurrence which might adversely affect its ability to perform its obligations under this Guarantee and will from time to time, if so requested by the Owner, confirm to the Owner in writing that, save as otherwise stated in such confirmation, no Termination Event in the Bareboat Charterparty has occurred and is continuing;
5.1.4	Consents and licences
without prejudice to Clause 4.1, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every Required Authorisation and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all of its obligations under this Guarantee;
5.1.5	Perfection and protection of Guarantee
as soon as reasonably practicable, execute all such documents (including notices), effect all such registrations and filings, deposit all such documents and do all such things as the Owner may reasonably require in order to facilitate the enforcement of this Guarantee or the exercise of any rights held by the Owner under this Guarantee;
5.1.6	Other information

deliver to the Owner all other information financial or otherwise concerning the Guarantor and its affairs which the Owner may reasonably require from time to time including but not limited to the following:
(a)	all documents dispatched by it to its shareholders generally at the same time as they are dispatched;
(b)	as soon as reasonably practicable upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it; and
(c)	as soon as reasonably practicable, such further information including the financial condition, business and operations of the Guarantor or the Charterer, as the Owner may request;
5.1.7	Financial Statements
supply to the Owner in sufficient copies as soon as they become available:
(a)
the unaudited semi annual financial statements of the Charterer and the Guarantor (each prepared in accordance with GAAP and, in the case of the Guarantor, on a consolidated basis) as soon as available and in no event later than 90 days after each such date;

(b)
the annual financial statement of the Charterer, as referred to in the Guarantor’s audited consolidated annual financial statements, and the audited financial statements of the Guarantor (each prepared in accordance with GAAP and, in the case of the Guarantor, on a consolidated basis) as soon as available and in no event later than one hundred and twenty (120) days after the end of their respective financial year;

5.1.8	Requirements as to Financial Statements
(a)
ensure that each set of financial statements delivered pursuant to Clause 5.1.7 shall fairly represent the financial condition of the Charterer and the Guarantor (as the case may be) as at the date as at which those financial statements were drawn up; and

(b)	ensure that its financial statements delivered pursuant to Clause 5.1.7 is prepared using GAAP; and
5.1.9	Notification of Default
shall, and shall procure that the Charterer shall, notify the Owner of any default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence; and promptly upon a request by the Owner, the Guarantor shall and shall procure that the Charterer shall, supply to the Owner a certificate signed by the relevant sole director or a senior officer on its behalf certifying that no default is continuing (or if a default is continuing, specifying the default and the steps, if any, being taken to remedy it).
5.2	Negative undertakings

The Guarantor undertakes that, from the date of this Guarantee and so long as any moneys are owing under this Guarantee, it will not, without the prior written consent of the Owner:
5.2.1	No merger
merge or consolidate with any other company or person which would result in a Change of Control.
6	SET-OFF
6.1	Set-off
The Guarantor irrevocably authorises the Owner at any time to set off without notice any liability of the Guarantor to the Owner (whether present or future, actual or contingent, and irrespective of the branch or office, currency or place of payment) against any money held by the Owner for account of the Guarantor (whether current or otherwise and whether or not subject to notice) with any branch of the Owner in or towards satisfaction of the Secured Obligations and, in the name of the Owner or the Guarantor, to do all acts (including, without limitation, converting or exchanging any currency) and execute all documents which may be required to effect such application.
7	BENEFIT OF THIS GUARANTEE
7.1	Benefit and burden
This Guarantee shall be binding upon, and shall enure to the benefit of the Guarantor and the Owner and their respective successors and permitted assigns. The Guarantor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the other party to this Guarantee. The Owner may assign or transfer its rights under this Guarantee without the consent of the Guarantor. The Owner shall notify the Guarantor after the Owner transfers its rights under this Guarantee to any third party.
7.2	Changes in constitution of the Owner
This Guarantee shall remain binding on the Guarantor notwithstanding any change in the constitution of the Owner or the Owner’s absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Guarantee shall remain valid and effective in all respects.
7.3	Disclosure of information
The Owner may disclose to a potential assignee or sub-participant any information which the Owner has received in relation to a Guarantor or its affairs under or in connection with this Guarantee, the Bareboat Charterparty and the Transaction Documents to which the Guarantor is a party.
8	NOTICES AND OTHER MATTERS
8.1	Notices
8.1.1
Unless otherwise specifically provided herein, every Notice under or in connection with this Guarantee shall be given in English by letter delivered personally and/or sent by post and/or transmitted by fax.

8.1.2	In this Clause 8, “Notice” and or “Notices” includes any demand, consent, authorisation, approval, instruction, request, waiver or other communication.
8.2	Address for Notices, effective date of Notices
8.2.1
Subject to Clause 8.2.4, notices to the Guarantor shall be deemed to have been given and shall take effect when received in full legible form by the Guarantor at the address and/or the fax number and/or email address appearing below (or at such other address, fax number or email address as the Guarantor may hereafter specify for such purpose to the Owner by notice in writing):

Address:	1, Vass Sofias 151 24 Marousi c/o Top Ships
Fax:	0030 210 6141272
Email:	atsirikos@topships.org
Attention:	Alexandros Tsirikos
8.2.2
Notwithstanding the provisions of Clause 8.2.1 or 8.2.4, a Notice given pursuant to this Guarantee shall be deemed to have been given and shall take effect when delivered, sent or transmitted by the Owner to a Guarantor to the address or fax number referred to in clause 8.2.1.

8.2.3
Subject to clause 8.2.4, Notices to the Owner shall be deemed to be given, and shall take effect, when received in full legible form by the Owner at the address and/or the fax number appearing below (or at such other address or fax number as the Owner may hereafter specify for such purpose to the Guarantor by notice in writing):

Address:	c/o Bank of Communications Financial Leasing Co., Ltd 28/F., 333 Lujiazui Ring Road, Shanghai, China
Fax:	+86 -21-6278 8317
Email:	fang xz@bankcomm.com / xux_31@bankcomm.com
Attention:	Mr. Fang Xiuzhi / Mr. Xu Xin
8.2.4
If under clause 8.2.1 or 8.2.3 any Notice would be deemed to have been given and effective on a day which is not a Banking Day in the place of receipt or is outside normal business hours in the place of receipt, the Notice shall be deemed to have been given and to have taken effect at the opening of business on the next Banking Day.

8.3	No implied waivers, remedies cumulative
No failure or delay on the part of the Owner in exercising any right, power, discretion or remedy under or pursuant to this Guarantee nor any actual or alleged course of dealing between the Owner and the Guarantor shall operate as a waiver of, or acquiescence in, any default on the part of the Guarantor, unless expressly agreed to in writing by the Owner nor shall any single or partial exercise by the Owner of any right, power, discretion or remedy or the exercise by the Owner of any other right, power, discretion or remedy. The remedies provided in this Guarantee are cumulative and are not exclusive of any remedies provided by law.
8.4	Acknowledgment
The Guarantor acknowledges and confirms that the Owner has an unrestricted right to give to any of the Lenders any information (and copies of such information) in connection with any of the Transaction Documents (and the transactions contemplated therein) and/or any Security Party.

8.5	Language
This Guarantee has been prepared and executed in the English language only.
8.6	Expenses
The Guarantor agrees to reimburse the Owner on demand on a full indemnity basis for all legal and other costs, charges and expenses incurred by the Owner in relation to the enforcement of this Guarantee.
8.7	Partial Invalidity
If, at any time, any provision of this Guarantee is or becomes invalid, illegal or unenforceable in any respect, that provision shall be severed from the remainder and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.
8.8	Counterparts
This Guarantee may be executed in counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.
9	GOVERNING LAW AND ARBITRATION
9.1	Governing Law
9.1.1
This Guarantee and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law in accordance with the Arbitration Act in accordance with English law in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

9.2	Arbitration
The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on the parties as if the sole arbitrator had been appointed by agreement.
In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small

Claims Procedure current at the time when the arbitration proceedings are commenced.
IN WITNESS whereof the parties to this Guarantee have caused this Guarantee to be duly executed as a deed on the date first above written.

EXECUTION PAGE
THE GUARANTOR
EXECUTED as a DEED For and on behalf of TOP SHIPS INC. by Alexandre Tsirikos Witnessed / Verified by	) ) ) ) ) )	/s/ Alexandre Tsirikos

/s/ Andreas Louka
Name: Andreas Louka
Title: Advocate

THE OWNER
SIGNED by Lu Zhendong for and on behalf of XIANG T89 HK INTERNATIONAL SHIP LEASE CO., LIMITED Witnessed / Verified by	) ) ) ) ) )	/s/ Lu Zhendong

/s/ Wang Ying
Name: Wang Ying
Title: